Press Release May 6, 2026
Royalty Pharma reports first quarter 2026 results

Portfolio Receipts growth of 10% to $925 million; Royalty Receipts growth of 13%
Net cash provided by operating activities of $718 million
Raised full year 2026 guidance: Portfolio Receipts expected to be $3,325 million to $3,450 million
NEW YORK, NY, May 6, 2026 — Royalty Pharma plc (Nasdaq: RPRX) today reported financial results for the first quarter of 2026 and raised full year 2026 guidance for Portfolio Receipts.

“Royalty Pharma has delivered a strong start to 2026 across multiple dimensions. We grew Royalty Receipts by 13% and announced up to $1.25 billion of royalty transactions in the first quarter,” said Pablo Legorreta, Royalty Pharma’s Chief Executive Officer and Chairman of the Board. “Importantly, we continue to innovate our business and are very excited by the emergence of a significant opportunity in R&D co-funding with global biopharma companies. Our transactions this year included two such agreements - with Johnson & Johnson and Teva - underscoring the growing demand for this novel funding modality. We were also delighted by positive clinical and regulatory developments across our portfolio, notably the unprecedented overall survival benefit for daraxonrasib in pancreatic cancer. Lastly, we took major steps to strengthen our capabilities in the Asia-Pacific region, Partnering and AI with the addition of key leaders to our team. As a result, we are incredibly well positioned as a premier capital allocator in life sciences to deliver consistent, compounding growth.”

Double-digit growth in Royalty Receipts and Portfolio Receipts
•Royalty Receipts grew 13% to $887 million in the first quarter of 2026 driven by Tremfya, Voranigo and Evrysdi.
•Portfolio Receipts increased by 10% to $925 million.
Strong transaction activity
•Acquired three royalties for $1.25 billion in announced value; Capital Deployment of $528 million in the first quarter.
•R&D co-funding collaborations in immunology announced with Johnson & Johnson on JNJ-4804 and Teva on TEV-’408.
Positive clinical and regulatory updates across royalty portfolio
•Positive Phase 3 results for Revolution Medicines’ daraxonrasib in pancreatic cancer and Cytokinetics’ Myqorzo in non-obstructive hypertrophic cardiomyopathy.
•Denali’s Avlayah (tividenofusp alfa) approved by FDA (Hunter syndrome); Nuvalent’s neladalkib (lung cancer) New Drug Application submitted to FDA.
Raising financial guidance for full year 2026 (excludes contribution from future transactions)
•Royalty Pharma now expects 2026 Portfolio Receipts to be between $3,325 million and $3,450 million (previously $3,275 million to $3,425 million), representing expected Royalty Receipts growth of 4% to 8%.

Financial & Liquidity Summary

	Three Months Ended March 31,
($ and shares in millions; unaudited)	2026	2025	Change
Portfolio Receipts	925	839	10%
Net cash provided by operating activities	718	596	20%
Adjusted EBITDA (non-GAAP)*	889	738	21%
Portfolio Cash Flow (non-GAAP)*	722	611	18%
Weighted average Class A ordinary shares outstanding - diluted	557	578	(4)%
*See “Liquidity and Capital Resources” section. Adjusted EBITDA and Portfolio Cash Flow are non-GAAP liquidity measures calculated in accordance with the credit agreement.

Royalty Pharma Press Release | May 6, 2026	1

2026 Financial Outlook
Royalty Pharma has provided guidance for full year 2026, excluding new transactions and borrowings announced after the date of this release, as follows:

	Provided May 6, 2026	Previous
Portfolio Receipts	$3,325 million to $3,450 million	$3,275 million to $3,425 million
Payments for operating and professional costs	5.5% to 6.5% of Portfolio Receipts	5.5% to 6.5% of Portfolio Receipts
Interest paid	$350 million to $360 million	$350 million to $360 million
Portfolio Receipts is defined as the sum of Royalty Receipts and Milestones and other contractual receipts. The above Portfolio Receipts guidance provided on May 6, 2026 includes expected Royalty Receipts growth of 4% to 8% in 2026.
Royalty Pharma’s full year 2026 guidance reflects an estimated foreign exchange impact of approximately +1% to Portfolio Receipts, assuming current foreign exchange rates prevail for the rest of 2026.
Payments for operating and professional costs in 2026 are expected to decrease as a percentage of Portfolio Receipts, compared to 8.9% in 2025, primarily due to extinguishment of the management fee following the completion of the internalization transaction on May 16, 2025.
Total interest paid is based on the semi-annual interest payment schedule of Royalty Pharma’s existing notes and the quarterly interest payment schedule for the term loan assumed as part of the internalization transaction. In 2026, Royalty Pharma anticipates interest paid to be approximately $350 million to $360 million.(5) Interest paid in the third quarter of 2026 is anticipated to be approximately $175 million. De minimis amounts are anticipated in the second and fourth quarters of 2026. These projections assume no additional debt financing in 2026, including no drawdown on the revolving credit facility. In the first quarter of 2026, Royalty Pharma collected interest of $6 million on its cash and cash equivalents, which partially offset interest paid.
Royalty Pharma today provides this guidance based on its most up-to-date view of its prospects. This guidance assumes no major unforeseen adverse events or changes in foreign exchange rates and excludes the contributions from transactions announced subsequent to the date of this press release.

Royalty Pharma Press Release | May 6, 2026	2

Portfolio Receipts Highlights

			Three Months Ended March 31,
($ in millions; unaudited)			2026	2025	Change
Products:	Marketers:	Therapeutic Area:
Cystic fibrosis franchise	Vertex	Rare disease	253	250	1%
Trelegy	GSK	Respiratory	98	85	15%
Evrysdi	Roche	Rare disease	80	53	51%
Tremfya	Johnson & Johnson	Immunology	64	36	79%
Tysabri	Biogen	Neuroscience	59	61	(3)%
Xtandi	Pfizer, Astellas	Oncology	51	52	(3)%
Voranigo	Servier	Oncology	47	20	140%
Imbruvica	AbbVie, Johnson & Johnson	Oncology	38	46	(17)%
Cabometyx/Cometriq	Exelixis, Ipsen, Takeda	Oncology	23	21	9%
Promacta	Novartis	Hematology	17	44	(61)%
Imdelltra	Amgen	Oncology	17	—	n/a
Trodelvy	Gilead	Oncology	13	13	7%
Spinraza	Biogen	Rare disease	12	13	(9)%
Amvuttra	Alnylam	Rare disease	8	—	n/a
Other products(6)			108	96	12%
Royalty Receipts			887	788	13%
Milestones and other contractual receipts			38	51	(25)%
Portfolio Receipts			925	839	10%
Amounts shown in the table may not add due to rounding.
Royalty Receipts was $887 million in the first quarter of 2026, an increase of 13% compared to $788 million in the first quarter of 2025. The increase was primarily driven by Tremfya, Voranigo and Evrysdi, partially offset by a decline from Promacta due to U.S. generic competition. Royalty Receipts from Evrysdi included the benefit of the additional royalties acquired in December 2025.
Portfolio Receipts was $925 million in the first quarter of 2026, an increase of 10% compared to $839 million in the first quarter of 2025, primarily driven by the same Royalty Receipts increases noted above, partially offset by lower Milestones and other contractual receipts.

Royalty Pharma Press Release | May 6, 2026	3

Liquidity and Capital Resources
Royalty Pharma’s liquidity and capital resources are summarized below:
As of March 31, 2026, Royalty Pharma had cash and cash equivalents of $586 million and total debt with principal value of $9.2 billion.
In the first quarter of 2026, Royalty Pharma paid a quarterly dividend of $0.235 per share, equating to $136 million in dividends and distributions.
In January 2025, Royalty Pharma announced a share repurchase program under which it may repurchase up to $3.0 billion of its Class A ordinary shares. Royalty Pharma repurchased approximately 1.1 million Class A ordinary shares for $50 million in the first quarter of 2026. The weighted-average number of diluted Class A ordinary shares outstanding for the first quarter of 2026 was 557 million, a decline of 4% as compared to 578 million for the first quarter of 2025.
Liquidity Summary

	Three Months Ended March 31,
($ in millions; unaudited)	2026	2025
Portfolio Receipts	925	839
Payments for operating and professional costs	(36)	(102)
Adjusted EBITDA (non-GAAP)	889	738
Interest paid, net	(167)	(127)
Portfolio Cash Flow (non-GAAP)	722	611
Amounts may not add due to rounding.
•Adjusted EBITDA (non-GAAP) was $889 million in the first quarter of 2026. Adjusted EBITDA is calculated as Portfolio Receipts minus payments for operating and professional costs.
•Portfolio Cash Flow (non-GAAP) was $722 million in the first quarter of 2026. Portfolio Cash Flow is calculated as Adjusted EBITDA minus interest paid or received, net. This measure reflects the cash generated by Royalty Pharma’s business that can be redeployed into value-enhancing royalty acquisitions, used to repay debt, returned to shareholders through dividends or share purchases, or utilized for other discretionary investments.
Refer to Table 4 for Royalty Pharma’s reconciliation of each non-GAAP measure to the most directly comparable GAAP financial measure, net cash provided by operating activities.
Capital Deployment reflects cash payments during the period for new and previously announced transactions. Capital Deployment was $528 million in the first quarter of 2026, consisting primarily of upfront payments for the Ziihera (see ‘Royalty Transactions’) and Avlayah (formerly known as tividenofusp alfa) transactions and a milestone payment related to Trelegy.
The table below details Capital Deployment by category:
Capital Deployment

	Three Months Ended March 31,
($ in millions; unaudited)	2026	2025
Acquisitions of financial royalty assets	(452)	(1)
Development-stage funding payments	(26)	(51)
Milestone payments	(50)	(50)
Contributions from legacy non-controlling interests - R&D	—	0
Capital Deployment	(528)	(101)
Amounts may not add due to rounding.

Royalty Pharma Press Release | May 6, 2026	4

Royalty Transactions
During the first quarter of 2026, Royalty Pharma announced new transactions of up to $1.25 billion, which reflects the entire amount of potential capital committed for new transactions, including potential future milestones.
Recent transactions include:
•In March 2026, Royalty Pharma entered into an R&D co-funding arrangement with Johnson & Johnson to provide $500 million over two years for the development of JNJ‑4804, an investigational medicine for autoimmune diseases.
•In March 2026, Royalty Pharma acquired a royalty interest in Ziihera from Zymeworks Inc. for $250 million. Ziihera, which is marketed by Jazz Pharmaceuticals and BeOne Medicines, is approved for human epidermal growth factor receptor 2 (HER2)-positive metastatic biliary tract cancer and is in development for HER2-positive gastric cancer.
•In January 2026, Royalty Pharma announced a funding agreement with Teva Pharmaceuticals for TEV-’408 for up to $500 million. The agreement includes up to $75 million to co-fund a Phase 2b study for vitiligo targeted for 2026. Based on the results of this study, Royalty Pharma has the option to provide up to an additional $425 million to co-fund the Phase 3 development program.
The information in this section should be read together with Royalty Pharma’s reports and documents filed with the SEC at www.sec.gov and the reader is also encouraged to review all other press releases and information available in the Investors section of Royalty Pharma’s website at www.royaltypharma.com.

Royalty Pharma Press Release | May 6, 2026	5

Key Developments Relating to the Portfolio
The key developments related to Royalty Pharma’s royalty interests are discussed below based on disclosures from the marketers of the products.

Myqorzo
In May 2026, Cytokinetics announced positive topline results from ACACIA-HCM, the pivotal phase 3 clinical trial of Myqorzo in patients with non-obstructive hypertrophic cardiomyopathy. ACACIA-HCM met both dual primary endpoints, demonstrating statistically significant improvements from baseline to week 36 compared to placebo.
In February 2026, Cytokinetics announced that the European Commission (EC) approved Myqorzo for the treatment of symptomatic obstructive hypertrophic cardiomyopathy in adult patients.

Ziihera
In April 2026, Jazz Pharmaceuticals announced that the U.S. Food and Drug Administration (FDA) accepted for filing, with Priority Review, a supplemental Biologics License Application for Ziihera in combination regimens for the first line treatment of adult patients with HER2-positive metastatic gastroesophageal adenocarcinoma. The FDA has set a Prescription Drug User Fee Act target action date of August 25, 2026.

daraxonrasib
In April 2026, Revolution Medicines announced positive Phase 3 results from the RASolute 302 trial evaluating daraxonrasib in patients with previously treated metastatic pancreatic cancer. Based on these results, Revolution Medicines intends to submit the data to global regulatory authorities, including the FDA, as part of a future New Drug Application (NDA) under the Commissioner’s National Priority Voucher program.

neladalkib
In April 2026, Nuvalent announced the submission of an NDA to the FDA for neladalkib, an investigational anaplastic lymphoma kinase (ALK)‑selective inhibitor, for tyrosine kinase inhibitor pre‑treated advanced ALK‑positive non-small cell lung cancer.

Spinraza
In March 2026, Biogen announced that the FDA approved the high dose regimen of Spinraza for spinal muscular atrophy (SMA).
In January 2026, Biogen announced that the EC granted marketing authorization for a high dose regimen of Spinraza for SMA.

litifilimab
In March 2026, Biogen reported positive Phase 2 results from the AMETHYST Phase 2/3 study (Part A) of litifilimab in cutaneous lupus erythematosus (CLE), demonstrating reductions in skin disease activity through week 24.
In January 2026, Biogen announced that the FDA granted Breakthrough Therapy Designation for litifilimab for the treatment of CLE.

Avlayah
In March 2026, Denali Therapeutics announced that the FDA granted accelerated approval of Avlayah (tividenofusp alfa) for the treatment of Hunter syndrome. Avlayah is the first FDA-approved biologic specifically designed to cross the blood-brain barrier and reach the whole body, including the brain.

Tazverik
In March 2026, Ipsen announced that it was voluntarily withdrawing Tazverik from all Ipsen markets based on emerging data from the ongoing Phase Ib/III SYMPHONY-1 trial. In addition, Eisai announced plans to discontinue sales of Tazverik in Japan. In the first quarter of 2026, Royalty Pharma recorded $69 million of non-cash impairment charges related to Tazverik.

ampreloxetine
In March 2026, Theravance Biopharma reported that the Phase 3 CYPRESS study evaluating ampreloxetine in patients with symptomatic neurogenic orthostatic hypotension due to multiple system atrophy did not meet the primary endpoint. As a result, Theravance will wind down the ampreloxetine program.

TEV-’749	In February 2026, Teva Pharmaceuticals announced that the FDA accepted the NDA for olanzapine extended-release injectable suspension (TEV-'749) for the treatment of schizophrenia in adults.
pelabresib	In January 2026, Novartis announced plans to submit a European Union regulatory filing for pelabresib in 2026, and that it would begin a new Phase 3 study in the United States, China and Japan.
obexelimab
In January 2026, Zenas BioPharma announced positive results from the Phase 3 INDIGO trial of obexelimab in Immunoglobulin G4-related disease (IgG4-RD), which met the primary endpoint demonstrating a clinically meaningful and highly statistically significant reduction in risk of IgG4-RD flare. Zenas anticipates submitting a Biologics License Application in Q2 2026 and a Marketing Authorization Application to the European Medicines Agency in the second half of 2026.

Royalty Pharma Press Release | May 6, 2026	6

Financial Results Call
Royalty Pharma will host a conference call and simultaneous webcast to discuss its first quarter 2026 results today at 8:00 a.m., Eastern Time. Please visit the “Investors” page of the company’s website at https://www.royaltypharma.com/investors/events to obtain conference call information and to view the live webcast. A replay of the conference call and webcast will be archived on the company’s website for at least 30 days.
About Royalty Pharma plc
Founded in 1996, Royalty Pharma is the largest buyer of biopharmaceutical royalties and a leading funder of innovation across the biopharmaceutical industry, collaborating with innovators from academic institutions, research hospitals and non-profits through small and mid-cap biotechnology companies to leading global pharmaceutical companies. Royalty Pharma has assembled a portfolio of royalties which entitles it to payments based directly on the top-line sales of many of the industry’s leading therapies. Royalty Pharma’s current portfolio includes royalties on more than 35 commercial products, including Vertex’s Trikafta and Alyftrek, GSK’s Trelegy, Biogen’s Tysabri and Spinraza, Roche’s Evrysdi, Astellas and Pfizer’s Xtandi, Johnson & Johnson’s Tremfya, AbbVie and Johnson & Johnson’s Imbruvica, Servier’s Voranigo, Gilead’s Trodelvy, Amgen’s Imdelltra and Alnylam’s Amvuttra, among others, and 19 development-stage product candidates.
Forward-Looking Statements
The information set forth herein does not purport to be complete or to contain all of the information you may desire. Statements contained herein are made as of the date of this document unless stated otherwise, and neither the delivery of this document at any time, nor any sale of securities, shall under any circumstances create an implication that the information contained herein is correct as of any time after such date or that information will be updated or revised to reflect information that subsequently becomes available or changes occurring after the date hereof.
This document contains statements that constitute “forward-looking statements” as that term is defined in the United States Private Securities Litigation Reform Act of 1995, including statements that express the company’s opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results, in contrast with statements that reflect historical facts. Examples include discussion of Royalty Pharma’s strategies, financing plans, growth opportunities, market growth and plans for capital deployment, plus the benefits of the internalization transaction, including expected accretion, enhanced alignment with shareholders, increased investment returns, expectations regarding management continuity, transparency and governance, and the benefits of simplification to its structure. In some cases, you can identify such forward-looking statements by terminology such as “anticipate,” “intend,” “believe,” “estimate,” “plan,” “seek,” “project,” “expect,” “may,” “will,” “would,” “could” or “should,” the negative of these terms or similar expressions. Forward-looking statements are based on management’s current beliefs and assumptions and on information currently available to the company. However, these forward-looking statements are not a guarantee of Royalty Pharma’s performance, and you should not place undue reliance on such statements. Forward-looking statements are subject to many risks, uncertainties and other variable circumstances, and other factors. Such risks and uncertainties may cause the statements to be inaccurate and readers are cautioned not to place undue reliance on such statements. Many of these risks are outside of the company’s control and could cause its actual results to differ materially from those it thought would occur. The forward-looking statements included in this document are made only as of the date hereof. The company does not undertake, and specifically declines, any obligation to update any such statements or to publicly announce the results of any revisions to any such statements to reflect future events or developments, except as required by law.
Certain information contained in this document relates to or is based on studies, publications, surveys and other data obtained from third-party sources and the company’s own internal estimates and research. While the company believes these third-party sources to be reliable as of the date of this document, it has not independently verified, and makes no representation as to the adequacy, fairness, accuracy or completeness of, any information obtained from third-party sources. In addition, all of the market data included in this document involves a number of assumptions and limitations, and there can be no guarantee as to the accuracy or reliability of such assumptions. Finally, while the company believes its own internal research is reliable, such research has not been verified by any independent source.
For further information, please reference Royalty Pharma’s reports and documents filed with the U.S. Securities and Exchange Commission (“SEC”) by visiting EDGAR on the SEC’s website at www.sec.gov.

Royalty Pharma Press Release | May 6, 2026	7

Portfolio Receipts
Portfolio Receipts is a key performance metric that represents Royalty Pharma’s ability to generate cash from Royalty Pharma’s portfolio investments, the primary source of capital that is deployed to make new portfolio investments. Portfolio Receipts is defined as the sum of Royalty Receipts and Milestones and other contractual receipts. Royalty Receipts includes variable payments based on sales of products, net of contractual payments to the legacy non-controlling interests, that are attributed to Royalty Pharma.
Milestones and other contractual receipts include sales-based or regulatory milestone payments and other fixed contractual receipts, net of contractual payments to legacy non-controlling interests, that are attributed to Royalty Pharma. Portfolio Receipts does not include royalty receipts and milestones and other contractual receipts that were received on an accelerated basis under the terms of the agreement governing the receipt or payment. Portfolio Receipts also does not include proceeds from equity securities or proceeds from purchases and sales of marketable securities, both of which are not central to Royalty Pharma’s fundamental business strategy. 2025 Portfolio Receipts does not include the $511 million of proceeds from the sale of the MorphoSys Development Funding Bonds, as the transaction was treated as an asset sale.
Portfolio Receipts is calculated as the sum of the following line items from Royalty Pharma’s GAAP condensed consolidated statements of cash flows: Cash collections from financial royalty assets, Cash collections from intangible royalty assets, Other royalty cash collections, Proceeds from available for sale debt securities and Distributions from equity method investees less Distributions to legacy non-controlling interests - Portfolio Receipts, which represent contractual distributions of Royalty Receipts, milestones and other contractual receipts to the Legacy Investors Partnerships.
Use of Non-GAAP Measures
Adjusted EBITDA and Portfolio Cash Flow are non-GAAP liquidity measures that exclude the impact of certain items and therefore have not been calculated in accordance with GAAP. Management believes that Adjusted EBITDA and Portfolio Cash Flow are important non-GAAP measures used to analyze liquidity because they are key components of certain material covenants contained within Royalty Pharma’s credit agreement. Royalty Pharma cautions readers that amounts presented in accordance with the definitions of Adjusted EBITDA and Portfolio Cash Flow may not be the same as similar measures used by other companies or analysts. These non-GAAP liquidity measures have limitations as analytical tools, and you should not consider them in isolation or as a substitute for the analysis of Royalty Pharma’s results as reported under GAAP.
The definitions of Adjusted EBITDA and Portfolio Cash Flow used by Royalty Pharma are the same as the definitions in the credit agreement. Noncompliance with the interest coverage ratio, leverage ratio and Portfolio Cash Flow ratio covenants under the credit agreement could result in lenders requiring the company to immediately repay all amounts borrowed. If Royalty Pharma cannot satisfy these covenants, it would be prohibited under the credit agreement from engaging in certain activities, such as incurring additional indebtedness, paying dividends, making certain payments, and acquiring and disposing of assets. Consequently, Adjusted EBITDA and Portfolio Cash Flow are critical to the assessment of Royalty Pharma’s liquidity.
Adjusted EBITDA and Portfolio Cash Flow are used by management as key liquidity measures in the evaluation of the company’s ability to generate cash from operations. Management uses Adjusted EBITDA and Portfolio Cash Flow when considering available cash, including for decision-making purposes related to funding of acquisitions, debt repayments, dividends and other discretionary investments. Further, these non-GAAP liquidity measures help management, the audit committee and investors evaluate the company’s ability to generate liquidity from operating activities.
The company has provided reconciliations of these non-GAAP liquidity measures to the most directly comparable GAAP financial measure, being net cash provided by operating activities in Table 4.
Royalty Pharma Investor Relations and Communications
+1 (212) 883-6772
ir@royaltypharma.com

Royalty Pharma Press Release | May 6, 2026	8

Royalty Pharma plc
Condensed Consolidated Statements of Operations(8) (unaudited)
Table 1

	Three Months Ended March 31,
($ in millions)	2026	2025
Income and other revenues
Income from financial royalty assets	595	539
Other royalty income and revenues	36	29
Total income and other revenues	631	568
Operating (income)/expense
Provision for changes in expected cash flows from financial royalty assets	(197)	(127)
Provision for credit losses on unfunded commitments	(4)	—
Research and development funding expense	40	51
General and administrative expenses (includes 122 and 1 of share-based compensation expense for the three months ended March 31, 2026 and 2025, respectively)	159	111
Financial royalty asset impairment	69	—
Total operating expense, net	68	34
Operating income	563	534
Other (income)/expense
Equity in earnings of equity method investees	(22)	(6)
Interest expense	94	65
Other expense, net	23	41
Total other expense, net	95	100
Consolidated net income before tax	468	434
Income tax expense	—	—
Consolidated net income	468	434
Net income attributable to non-controlling interests	174	195
Net income attributable to Royalty Pharma plc	295	239
Amounts may not add due to rounding.

Royalty Pharma Press Release | May 6, 2026	9

Royalty Pharma plc
Selected Balance Sheet Data (unaudited)
Table 2

($ in millions)	As of March 31, 2026	As of December 31, 2025
Cash and cash equivalents	586	619
Total current and non-current financial royalty assets, net	17,322	17,063
Total assets	19,815	19,621
Current portion of long-term debt	380	380
Long-term debt, net of current portion	8,576	8,571
Total liabilities	9,879	9,906
Total shareholders’ equity	9,937	9,715

Royalty Pharma Press Release | May 6, 2026	10

Royalty Pharma plc
Condensed Consolidated Statements of Cash Flows (unaudited)
Table 3

	Three Months Ended March 31,
($ in millions)	2026	2025
Cash flows from operating activities:
Cash collections from financial royalty assets	916	830
Cash collections from intangible royalty assets	4	0
Other royalty cash collections	34	32
Distributions from equity method investees	4	13
Interest received	6	12
Development-stage funding payments	(26)	(51)
Payments for operating and professional costs	(36)	(102)
Payments for Employee EPAs	(10)	—
Interest paid	(174)	(139)
Net cash provided by operating activities	718	596
Cash flows from investing activities:
Distributions from equity method investees	42	36
Purchases of equity securities	(23)	(4)
Proceeds from equity securities	0	—
Proceeds from available for sale debt securities	4	13
Proceeds from sales of available for sale debt securities	—	511
Acquisitions of financial royalty assets	(452)	(1)
Milestone payments	(50)	(50)
Net cash (used in)/provided by investing activities	(478)	504
Cash flows from financing activities:
Distributions to legacy non-controlling interests - Portfolio Receipts	(78)	(85)
Distributions to continuing non-controlling interests	(40)	(54)
Dividends to shareholders	(104)	(95)
Repurchases of Class A ordinary shares	(50)	(709)
Contributions from legacy non-controlling interests - R&D	—	0
Contributions from non-controlling interests - other	—	1
Other	(0)	—
Net cash used in financing activities	(273)	(941)
Net change in cash and cash equivalents	(32)	159
Cash and cash equivalents, beginning of period	619	929
Cash and cash equivalents, end of period	586	1,088
EPAs: Equity Performance Awards. Amounts may not add due to rounding.

Royalty Pharma Press Release | May 6, 2026	11

Royalty Pharma plc
GAAP to Non-GAAP Reconciliation (unaudited)
Table 4

	Three Months Ended March 31,
($ in millions)	2026	2025
Net cash provided by operating activities (GAAP)	718	596
Adjustments:
Proceeds from available for sale debt securities(7)	4	13
Distributions from equity method investees(7)	42	36
Interest paid, net(7)	167	127
Development-stage funding payments	26	51
Distributions to legacy non-controlling interests - Portfolio Receipts(7)	(78)	(85)
Payments for Employee EPAs	10	—
Adjusted EBITDA (non-GAAP)	889	738
Interest paid, net(7)	(167)	(127)
Portfolio Cash Flow (non-GAAP)	722	611
EPAs: Equity Performance Awards. Amounts may not add due to rounding.

Royalty Pharma Press Release | May 6, 2026	12

Royalty Pharma plc
Description of Approved Indications for Select Portfolio Therapies
Table 5

Cystic fibrosis franchise	Cystic fibrosis
Trelegy	Chronic obstructive pulmonary disease and asthma
Evrysdi	Spinal muscular atrophy
Tremfya	Plaque psoriasis, psoriatic arthritis, ulcerative colitis and Crohn’s disease
Tysabri	Relapsing forms of multiple sclerosis
Xtandi	Prostate cancer
Voranigo	Low-grade glioma
Imbruvica	Hematological malignancies and chronic graft versus host disease
Cabometyx/Cometriq	Kidney, liver and thyroid cancer
Promacta	Chronic immune thrombocytopenia purpura and aplastic anemia
Imdelltra	Small cell lung cancer
Trodelvy	Breast cancer
Spinraza	Spinal muscular atrophy
Amvuttra	Transthyretin amyloidosis

Royalty Pharma Press Release | May 6, 2026	13

Notes
(1)Portfolio Receipts is defined above in the section entitled “Portfolio Receipts.”
(2)Adjusted EBITDA is defined under the credit agreement as Portfolio Receipts minus payments for operating and professional costs. Operating and professional costs reflect Payments for operating and professional costs from the GAAP condensed consolidated statements of cash flows. See GAAP to Non-GAAP reconciliation in Table 4.
(3)Portfolio Cash Flow is defined under the credit agreement as Adjusted EBITDA minus interest paid or received, net. See GAAP to Non-GAAP reconciliation in Table 4. Portfolio Cash Flow reflects the cash generated by Royalty Pharma’s business that can be redeployed into value-enhancing royalty acquisitions, used to repay debt, returned to shareholders through dividends or share purchases or utilized for other discretionary investments.
(4)Capital Deployment is calculated as the summation of the following line items from Royalty Pharma’s GAAP condensed consolidated statements of cash flows: Investments in equity method investees, Purchases of available for sale debt securities, Acquisitions of financial royalty assets, Acquisitions of other financial assets, Milestone payments, Development-stage funding payments less Contributions from legacy non-controlling interests - R&D.
(5)The term loan that Royalty Pharma assumed as part of the Internalization has a Secured Overnight Financing Rate (SOFR) based variable interest rate. Royalty Pharma estimated the related interest payment for 2026 based on the forward curve as of April 29, 2026.
(6)Other products primarily include Royalty Receipts on the following products: Crysvita, Emgality, Erleada, Farxiga/Onglyza, IDHIFA, Niktimvo, Nurtec ODT, Orladeyo, Skytrofa, Soliqua, Yorvipath and distributions from the Legacy SLP Interest, which is presented as Distributions from equity method investees on the GAAP condensed consolidated statements of cash flows.
(7)The table below shows the line item for each adjustment and the direct location for such line item on the GAAP condensed consolidated statements of cash flows.

Reconciling Adjustment	Statements of Cash Flows Classification
Interest paid, net	Operating activities (Interest paid less Interest received)
Distributions from equity method investees	Investing activities
Proceeds from available for sale debt securities	Investing activities
Distributions to legacy non-controlling interests - Portfolio Receipts	Financing activities
(8)The condensed consolidated statement of operations for 2025 has been recast to reflect the adoption of ASU 2025-07 by removing the losses previously recognized on derivative.

Royalty Pharma Press Release | May 6, 2026	14